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                                                               EXHIBIT 10-37

                         EXECUTIVE EMPLOYMENT AGREEMENT


         EXECUTIVE EMPLOYMENT AGREEMENT (the "AGREEMENT") dated as of May 1, 2000 between Marc van Gelder (the "EXECUTIVE") and Peapod, Inc., a Delaware corporation (the "COMPANY").

         WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth; and

         WHEREAS, the Executive and the Company are concurrently entering into a Severance Agreement (the "SEVERANCE AGREEMENT") providing for certain severance benefits.

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows.



                                    ARTICLE I
                                   EMPLOYMENT


         SECTION 1.01. POSITION AND RESPONSIBILITIES. The Company shall employ the Executive as its President and Chief Executive Officer. Subject to the authority and supervision of the Company's Board of Directors (including any committees thereof, the "Board"), the Executive shall have full responsibility and authority over the business and affairs of the Company. The Executive shall report to the Board and shall perform such other executive and administrative duties (not inconsistent with the position of President and Chief Executive Officer) as may from time to time be authorized or directed by the Board. The Executive agrees to be employed by the Company in such capacity, subject to all the covenants and conditions hereinafter set forth.

         SECTION 1.02. PERFORMANCE. During the term of Executive's employment, the Executive shall perform faithfully the duties assigned to the Executive hereunder to the best of his abilities and devote his full business time and attention to the transaction of the Company's business and not engage in any other business activity except with the approval of the Board. The previous sentence shall not preclude the Executive from participating in the affairs of any governmental, educational or other charitable institution so long as the Board does not determine in good faith that such activities unreasonably interfere with the business of the Company or the performance of the Executive's duties hereunder.


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         SECTION 1.03. TERM AND TERMINATION. Employment under this Agreement shall commence as of May 1, 2000 (the "COMMENCEMENT DATE") and shall continue until terminated by written notice by either party, subject to the rights and obligations set forth in the Severance Agreement.



                                   ARTICLE II
                                  COMPENSATION


         SECTION 2.01. BASE COMPENSATION. As compensation for his services hereunder, the Company shall pay to the Executive a minimum annual salary of $250,000 (the "BASE SALARY"), less required or authorized deductions, payable in installments in accordance with the Company's normal payment schedule for senior management of the Company. The Executive's salary shall be reviewed in February of 2001, and at least annually thereafter, for adjustment above the Base Salary required by this Section 2.01.

         SECTION 2.02. INCENTIVE OPTIONS. The Executive shall receive an option to purchase 250,000 shares of Company common stock ("OPTION") at $3.75 per share as of May 1, 2000 ("OPTION GRANT DATE"). The Option shall become exercisable with respect to 25% of such shares on the first anniversary of the Option Grant Date and with respect to an additional 1/48 of such shares on the last day of each month thereafter. The Options shall be exercisable for a period of eight years from the Option Grant Date. The Options shall be subject to the terms of a Stock Option Agreement ("OPTION AGREEMENT") entered into by the parties concurrently herewith. The Executive may receive further grants under such Company stock incentive programs as may exist from time to time as determined in the absolute discretion of the Board.

         SECTION 2.03. BONUS PLAN. The Executive shall be entitled to participate in the Company's Executive Bonus Plan as modified by the Board from time to time. Such plan shall provide for an opportunity for the Executive to earn an annual cash bonus of up to 75% of Executive's Base Salary received for the year as to which such bonus is earned, based on meeting such individual and Company performance goals as may be set from time to time by the Board in its absolute discretion. The Executive's maximum percentage bonus of 75% is not subject to reduction without the Executive's written consent. For calender year 2000, the Company guarantees that the Executive's cash bonus will be at least equal to the cash bonus he would have received had he remained employed at Stop and Shop Supermarket Company, Inc. ("STOP AND SHOP"), LESS the appreciation,


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if any, in the value of the Executive's Option (determined by multiplying the number of shares covered by the Option by the amount by which the average closing price of a share of Company common stock on the NASDAQ National
Market System for the last five trading days in calendar year 2000 exceeds $3.75 per share).

         SECTION 2.04. EMPLOYEE BENEFITS. Upon satisfaction of any eligibility requirements, the Executive shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits during Executive's term of employment as are from time to time made generally available to the senior management of the Company; PROVIDED that, if a severance benefit is payable to the Executive pursuant to Section 2.06, such benefit shall be paid in lieu of any benefit otherwise payable to Executive pursuant to any Company severance plan unless such plan expressly provides that payments thereunder will be made in addition to the severance payments provided hereunder. As of the date hereof, such plans include a 401 (k) plan, health insurance plan, life insurance program and long term disability plan. The Executive's benefits shall also include the following specific benefits:

         a. four weeks paid vacation per year to be taken in accordance with and subject to Company vacation policy (the Company will be credited with any vacation days taken by the Executive during calender year 2000 while employed at Stop and Shop.);

         2. cash reimbursement of the benefit premiums paid by the Executive under COBRA to continue coverage under Stop and Shop's health plan until the Executive satisfies Company benefit eligibility requirements;

         3. cash reimbursement of amount paid by the Executive to purchase the leased vehicle presently used by the Executive (Executive shall own the vehicle and pay all maintenance, insurance and fuel costs);

         4. life insurance benefits equal to the Executive's Base Salary, as adjusted, payable to the Executive's designated beneficiary;

         5. payment through May 23, 2002 of the premium on the $1.5 million term life insurance policy currently covering the Executive at Stop and Shop;

         6. short term and long term disability insurance benefits equal to 60% of the Executive's Base Salary, as adjusted; and

         7. cash reimbursement of the Executive's relocation expenses based on Ahold USA Relocation Policy including: (i) grossed up reimbursement of any non-tax deductible expenses and (ii) lump sum payment of $5,000 to offset any miscellaneous expenses.


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         8.       directors and officers liability insurance with coverage to the same extent provided other executive officers and directors of the Company.

Nothing herein shall be construed to require the Company to establish, or shall preclude the Company, in its absolute discretion, from changing or amending, in whole or in part, or revoking, any one or more of Company employee benefit plans or programs without notice, PROVIDED that the benefits enumerated in subparagraphs a through h of this Section shall not be changed or amended unless replaced by substantially equivalent benefits.

         SECTION 2.05. EXPENSE REIMBURSEMENTS. The Company shall reimburse the Executive for all proper expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the policies and procedures established by the Board.

         SECTION 2.06. SEVERANCE BENEFITS. Concurrently herewith, the Executive and Peapod are entering into the Severance Agreement which provides certain severance benefits for the Executive in the event of termination of Executive's employment with the Company. The Executive shall be entitled to the benefits of such Severance Agreement as if the provisions thereof were set forth fully herein.



                                   ARTICLE III
                    NONCOMPETITION; CONFIDENTIAL INFORMATION


         SECTION 3.01. NONCOMPETITION; NON-SOLICITATION. As a condition to Executive's employment and to the Company's obligations hereunder, Executive agrees to enter into, concurrently with Executive's execution of this Agreement, an Employee Nonsolicitation and Noncompete Agreement in the form attached hereto as EXHIBIT A, and the Executive agrees to comply fully with all of the terms and provisions of such Employee Nonsolicitation and Noncompete Agreement as if such terms and provisions were fully set forth in this Agreement. The covenants contained in such Employee Nonsolicitation and Noncompete Agreement shall survive the termination of this Agreement and the conclusion of the Executive's employment by the Company.


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                                   ARTICLE IV
                                  MISCELLANEOUS


         SECTION 4.01. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or three (3) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the Executive's address shown on the Company records, and if to the Company, to Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077-1031, attention Chairman of the Board with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         SECTION 4.02. EXECUTIVE'S AUTHORITY; NO CONFLICT. The Executive represents and warrants to the Company that the Executive has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

         SECTION 4.03. ASSIGNMENT AND SUCCESSION. The Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective legal representatives, legatees, distributees, heirs, and successors and assigns. Executive acknowledges that the services he renders pursuant to this Agreement are unique and personal. Accordingly, Executive may not assign any of the Executive's rights contained in this Agreement or delegate any of his duties hereunder. The Company may assign the Company's rights, duties or obligations under this Agreement to a purchaser or transferee of all or substantially all of the Company's assets.

         SECTION 4.04. HEADINGS. The Article, Section paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

         SECTION 4.05. APPLICABLE LAW. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

         SECTION 4.06. SEVERABILITY. Whenever possible, each provision of this Agreement will be


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interpreted in such manner as to be effective and valid under applicable law.
In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

         SECTION 4.07. WAIVER, ETC. The waiver of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder or to any other person shall not otherwise alter or affect any power, remedy or right of any other party, or obligations of the party to whom such extension or indulgence is granted except as specifically waived.

         SECTION 4.08. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its rules, to the extent not inconsistent with this provision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted in Chicago, Illinois before a single arbitrator. The parties shall select an arbitrator by mutual agreement from a panel of arbitrators experienced in arbitrating employment disputes proposed by the AAA. If the paries are unable to agree on an arbitrator, the AAA shall select an arbitrator in accordance with its procedures. Nothing herein shall preclude the Company from seeking and/or obtaining injunctive relief under the Employee Nonsolicitation and Noncompete Agreement.

         SECTION 4.09. ENTIRE AGREEMENT. This Agreement, together with the agreements referred to herein, contain the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified or discharged only by an agreement in writing signed by the party against whom enforcement of any modification or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                             PEAPOD, INC.



                             By: /s/ ANDREW B. PARKINSON
                                 ----------------------------------
                                 Andrew B. Parkinson
                                 Chairman of the Board


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                             EXECUTIVE:


                             /S/ MARC VAN GELDER
                             --------------------------------------
                             Marc van Gelder








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